Law Office of
                              Eric P. Littman, P.A.
                              7605 SW 104th Street
                              Offices at Pinecrest
                                    Suite 210
                              Miami, Florida 33156

                                  May 15, 1998

Mr. Steve Nelson
Continental Stock Transfer & Trust Company
2 Broadway
New York, NY 10004

Re: Toups Technology Licensing, incorporated our file no: 1880

Dear Mr. Nelson:

     As we previously informed you, our office is securities counsel to Toups Technology Licensing, incorporated . (the "Company"). The Company has now completed its private placement of its common stock pursuant to Rule 504 of Regulation D as promulgated under the Securities Act of 1933, as amended (the "Act), which was the subject of our March 2, 1998 Opinion. Since that opinion the Company has sold an additional 743,683 shares in its Rule 504 offering. These shares have been sold to the individuals listed on the attached list which has been provided by the Company.

     In our opinion, these shares are to be issued as unrestricted and free trading under the Securities Act of 1933 and may be issued without a legend on the certificates. Once the certificates are ready, please forward them directly to the Company.

     If anything else is required, please call me immediately.

Very truly yours,

Eric P. Littman

cc: Toups Technology Licensing, Incorporated